EXHIBIT 99.1

IR INQUIRIES:

Charles Messman

Investor Relations

949-362-5800

IR@smithmicro.com

Smith Micro Announces the Resignation of Chief Financial Officer Tim Huffmyer

PITTSBURGH, PA, July 20, 2021 – Smith Micro Software, Inc. (NASDAQ: SMSI) today announced that Tim Huffmyer has informed the Company of his intention to resign as Chief Financial Officer (CFO) to pursue an opportunity with another company.  Mr. Huffmyer is expected to continue his role as CFO over the next seven weeks, while assisting the Company with an orderly transition, including the search for his replacement.

William W. Smith, Jr., President and CEO of Smith Micro Software, said, “On behalf of Smith Micro, I want to thank Tim for his commitment and many contributions to Smith Micro Software over his tenure with the Company. Tim has been a valuable member of our management team and we wish him well in his future endeavors.”

“It has been a pleasure to serve as the CFO of Smith Micro Software over the past four years,” said Tim Huffmyer. “I am very confident that the Company is in a great position for success going forward.”

The Company has commenced a formal search for a new Chief Financial Officer, retaining a national executive search firm to support the process.

Smith Micro Announces the Resignation of Chief Financial Officer Tim HuffmyerPage 2 of 2

About Smith Micro Software, Inc.

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers and cable MSOs around the world. From enabling the family digital lifestyle to providing powerful voice messaging capabilities, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones and consumer IoT devices. The Smith Micro portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual voice messaging, optimizing retail content display and performing analytics on any product set. For more information, visit www.smithmicro.com.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective owners.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements regarding future events or results, including statements related to the Company’s expected future performance and other statements using such words as “expect,” “anticipate,” “believe,” “plan,” “intend,” “could,” “will” and other similar expressions.  Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Among the important factors that could cause or contribute to such differences are changes resulting from or relating to difficulties in hiring or retaining key management personnel, the ongoing COVID-19 pandemic, including changes in consumer behavior, changes in our customers’ retail store operations and/or changes in health and safety recommendations and requirements, changes in customer or platform requirements and limitations on our ability to compete effectively with other software and technology companies. These and other factors discussed in our filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management, and we do not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.